EXHIBIT 99.1
Press Release

For Immediate Release

WASHINGTON MUTUAL, INC. ANNOUNCES CONFIRMATION OF
PLAN OF REORGANIZATION

SEATTLE, February 17, 2012 – Washington Mutual, Inc. (Pink Sheets: WAMUQ.PK) (“WMI” or the “Company”) today announced that the United States Bankruptcy Court for the District of Delaware (the “Court”) will enter an order confirming the Company’s Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (as has been modified, the “Plan”).

In confirming the Plan, the Court reiterated its prior rulings in which it found fair, reasonable and in the best interests of the Company the Second Amended and Restated Global Settlement Agreement (as amended, modified or supplemented from time to time, the “GSA”) entered into by parties including WMI, JPMorgan Chase Bank, N.A. (NYSE: JPM) (“JPMC”), and the Federal Deposit Insurance Corporation (the “FDIC”), both in its individual capacity and as receiver for Washington Mutual Bank (“WMB”).

Additionally, in confirming the Plan, the Bankruptcy Court also approved certain modifications contained in the Plan that were agreed to during a recent mediation (the “Mediation”) by and among the Debtors, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”), the Official Committee of Equity Security Holders (the “Equity Committee”), and certain significant parties in the Company’s chapter 11 proceedings.

The Plan will become effective after the Court enters a written order reflecting this ruling and certain Plan conditions have been satisfied.

Under the Plan, WMI will establish a liquidating trust to make distributions to parties-in-interest on account of their allowed claims.  The Company, and subsequently the liquidating trust, will distribute funds in excess of approximately $7 billion.  The Plan, by virtue of implementing the GSA and the modifications agreed to at the Mediation, will result in significant recoveries for the Estate’s creditors and distribution of substantially all of the stock in the reorganized company to current equity holders.

William C. Kosturos, the Chief Restructuring Officer of Washington Mutual, Inc. said:

“Approval of the Plan represents a monumental achievement for the Company and its stakeholders.  The Company is gratified by the Bankruptcy Court’s approval and is looking forward to implementing the Plan and initiating the distribution of recoveries to the Company’s creditors and equity holders.”

The Company also announced that on February 16, 2012, it, JPMC, the Creditors’ Committee and the Equity Committee have reached an understanding with certain holders of the Company’s preferred securities regarding the ownership of certain trust preferred securities that were issued prior to the Company filing for bankruptcy protection in September 2008.  The so-called “Trust Preferred Consortium” and “TPS Group” (together, the “TPS Holders”) claimed that they owned the securities in question, an issue that has been contested by the Company and JPMC during the pendency of the chapter

11 proceedings.  The Bankruptcy Court previously ruled in favor of the Company and JPMC in relation to this matter and recent motions seeking various forms of relief have been dismissed.  Additional information regarding the terms of the settlement may be found in a stipulation and plan modification filed with the Bankruptcy Court on February 16, 2012.

Details of the Court’s plan confirmation decision, the Plan, the Settlement annexed to the Plan, and related Disclosure Statement, as well as information related to the settlement involving the TPS Holders, are available at www.kccllc.net/wamu.

#  #  #

Media Contact:
Jed Repko / Aaron Palash
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449